Exhibit 10.8

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

by and between

Verizon Communications Inc.

and

Idearc Inc.

dated as of November 17, 2006

		Page
ARTICLE I.

DEFINITIONS

Section 1.1.	Definitions	1

Section 1.2.	Capitalized Terms	8

ARTICLE II.

EMPLOYEES; ASSUMPTION OF LIABILITIES

Section 2.1.	Employees.	8

Section 2.2.	Assumption of Liabilities.	9

Section 2.3.	Reimbursement.	10

Section 2.4.	Indemnification.	10

Section 2.5.	Procedures for Indemnification for Third-Party Claims.	11

Section 2.6.	Reductions for Insurance Proceeds and Other Amounts.	13

Section 2.7.	Contribution.	13

Section 2.8.	Consequential Damages	14

Section 2.9.	Joint Defense and Cooperation	14

ARTICLE III.

COLLECTIVE BARGAINING AGREEMENTS

Section 3.1.	Continuity and Performance of Agreements	14

ARTICLE IV.

IDEARC PLANS GENERALLY

Section 4.1.	Establishment of Idearc Plans	14

Section 4.2.	Terms of Participation by Idearc Individuals	15

Section 4.3.	Transition Services	15

i

(continued)

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ARTICLE V.

HEALTH AND WELFARE

Section 5.1.	Assumption of Health and Welfare Plans.	16

Section 5.2.	Adoption of Health and Welfare Plans.	16

Section 5.3.	COBRA and HIPAA	17

Section 5.4.	Workers’ Compensation Claims	18

Section 5.5.	Leave of Absence Programs	18

Section 5.6.	Time-Off Benefits	18

ARTICLE VI.

PENSION PLANS

Section 6.1.	Split of Verizon Plans	18

Section 6.2.	Establishment of Pension Plans and Trusts.	19

Section 6.3.	Assumption of Pension Plan Liabilities and Allocation of Interests in the Verizon Pension Trusts.	19

Section 6.4.	Continuation of Elections	22

ARTICLE VII.

SAVINGS PLANS

Section 7.1.	Establishment of the Idearc Savings Plan	22

Section 7.2.	Assumption of Liabilities and Transfer of Assets.	22

ARTICLE VIII.

EQUITY BASED INCENTIVE AWARDS

Section 8.1.	General Treatment of Outstanding Awards	23

Section 8.2.	Outstanding Options	23

Section 8.3.	Treatment of Outstanding Verizon RSU and PSU Awards.	24

ii

(continued)

		Page
ARTICLE IX.

SHORT TERM INCENTIVES AND SALES COMMISSION PROGRAMS

Section 9.1.	Incentive and Commission Plans	25

ARTICLE X.

DEFERRED COMPENSATION PLANS

Section 10.1.	Generally	25

Section 10.2.	Vesting and Payout of Balances	25

ARTICLE XI.

CERTAIN TAX MATTERS

Section 11.1.	Certain Tax Matters	26

ARTICLE XII.

GENERAL AND ADMINISTRATIVE

Section 12.1.	Sharing of Information	26

Section 12.2.	Cooperation	26

Section 12.3.	Consent of Third Parties	26

Section 12.4.	Survival	27

Section 12.5.	Interpretation	27

Section 12.6.	No Third Party Beneficiary.	27

Section 12.7.	Notices	27

Section 12.8.	Governing Law; Jurisdiction	29

Section 12.9.	Waiver of Jury Trial	29

Section 12.10.	Specific Performance	29

Section 12.11.	No Assignment; No Amendment; Counterparts	29

iii

Employee Matters Agreement

This Employee Matters Agreement (this “Agreement”), dated as of November 17, 2006 is by and between Verizon Communications Inc., a Delaware Corporation (“Verizon”), and Idearc Inc., a Delaware Corporation (“Idearc” and together with Verizon, each a “Party” and collectively, the “Parties”), and effective as of the Distribution Date.

WHEREAS, the Board of Directors of Verizon has determined that it is in the best interests of Verizon and its stockholders to separate the Idearc business into an independent public company;

WHEREAS, in furtherance of the foregoing, Verizon has announced its intention to distribute all of the shares of Idearc Common Stock to the holders of Verizon Common Stock;

WHEREAS, in furtherance of the foregoing, Verizon and Idearc have entered into a Distribution Agreement, dated November 13, 2006 (the “Distribution Agreement”) that will govern the terms and conditions relating to the separation among Verizon and Idearc; and

WHEREAS, pursuant to the Distribution Agreement, Verizon and Idearc have agreed to enter into this Agreement for the purpose of allocating current and former employees and assets, liabilities, rights and responsibilities with respect to employee compensation and benefits and other employment matters.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Distribution Agreement, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions

“2004 PSU” means any Performance Share Unit granted by Verizon in the 2004 calendar year.

“2005 PSU” means any Performance Share Unit granted by Verizon in the 2005 calendar year.

“2006 PSU” means any Performance Share Unit granted by Verizon in the 2006 calendar year.

“Agreement” means this Employee Matters Agreement, and all exhibits, schedules, appendices and annexes hereto.

“Benefit Payments” has the meaning ascribed to it in Section 6.3.

“Close of the Distribution Date” means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Distribution Date.

“COBRA” has the meaning ascribed to it in Section 5.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning ascribed to it in the Distribution Agreement.

“Delayed Transfer Employee” has the meaning ascribed to it in Section 2.1(b).

“Designated Idearc Subsidiary” has the meaning ascribed to it in Section 2.1(b).

“Distribution” has the meaning ascribed to it in the Distribution Agreement.

“Distribution Agreement” has the meaning ascribed to it in the third recital to this Agreement.

“Distribution Date” has the meaning ascribed to it in the Distribution Agreement.

“EDP” means the Verizon Executive Deferral Plan.

“Excess Plan” has the meaning ascribed to it in Section 6.1.

“Final Asset Transfer” has the meaning ascribed to it in Section 6.3.

“Former VIS Employee” means any individual, other than a VIS VMPP DVP, who as of the Close of the Distribution Date, is neither then actively employed by, nor then on an approved leave of absence or lay-off with right of recall from Verizon Group or Idearc Group and whose last employment has been determined by Verizon to have been with the Spinco Business. “Former VIS Employee” shall also include the beneficiaries and dependents of such an individual.

“FRP” means the Verizon Flexible Reimbursement Plan.

“FRP Participants” has the meaning set forth in Section 5.2(c).

“Governmental Authority” has the meaning set forth in the Distribution Agreement.

“Idearc” means Idearc Inc.

“Idearc CBAs” has the meaning ascribed to it in Section 3.1.

“Idearc Common Stock” has the meaning ascribed to it in the Distribution Agreement.

“Idearc Employee” means any individual who, as of the Close of the Distribution Date, (i) is actively employed by, or on an approved leave of absence including those individuals who are receiving long term disability benefits under the (Verizon long term disability plan) or lay-off with right of recall from the Verizon Group (including Represented Employees), (ii) whose primary duties immediately prior to the Distribution Date (or such earlier date as Verizon shall determine with respect to such employee or any class of employees) were related to the Spinco Business and (iii) is not a Retained Employee. “Idearc Employee” shall, as of the applicable Transfer Date, also include any Delayed Transfer Employee. “Idearc Employee” shall also include the beneficiaries and dependents of an individual described in the first sentence of this definition or of a Delayed Transfer Employee.

“Idearc Excess Pension Plan” has the meaning given to it in Section 6.1.

“Idearc FSA” has the meaning ascribed to it in Section 5.2(c).

“Idearc Group” means Idearc and the Idearc Subsidiaries.

“Idearc Indemnitees” means Idearc and each Affiliate of Idearc immediately after the Distribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Idearc Individual” means each Idearc Employee and each Former VIS Employee.

“Idearc Liabilities” has the meaning set forth in the Distribution Agreement.

“Idearc Management Pension Plan” has the meaning ascribed to it in Section 6.1.

“Idearc Mirror Plans” means the Idearc Welfare Plans, the Idearc Union Pension Plan, the Idearc Management Pension Plan, the Idearc Excess Pension Plan and, the Idearc Savings Plans.

“Idearc Pension Plans” mean the Idearc Management Pension Plan and the Idearc Union Pension Plan.

“Idearc Plan” means any Plan maintained or sponsored by Idearc or any of its subsidiaries for the benefit of any current or former employee of any such person.

“Idearc Savings Plan” has the meaning ascribed to it in Section 7.1.

“Idearc Subsidiaries” means all direct and indirect Subsidiaries of Idearc immediately after the Contribution.

“Idearc Trust” has the meaning ascribed to it in Section 6.3(c)(i).

“Idearc Union Pension Plan” has the meaning ascribed to it in Section 6.2.

“Idearc Welfare Plans” has the meaning ascribed to it in Section 5.2(a).

“IDP” means the Verizon Income Deferral Plan.

“Indemnifiable Losses” means all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder that are reasonably incurred and all Taxes resulting from indemnification payments hereunder.

“Indemnifying Party” means a Person that is obligated under this Agreement to provide indemnification.

“Indemnitee” means a Person that may seek indemnification under this Agreement.

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any Idearc Individual.

“Initial Asset Transfer” has the meaning ascribed to it in Section 6.3.

“Liabilities” means any and all losses, claims, charges, debts, demands, actions, costs and expenses (including administrative and related costs and expenses of any plan, program, or arrangement), of any nature whatsoever, whether absolute or contingent, vested or unvested, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Losses” has the meaning ascribed to it in the Distribution Agreement.

“Original Option” has the meaning ascribed to it in Section 8.2.

“Outstanding Awards” has the meaning ascribed to it in Section 8.1.

“Party” has the meaning ascribed to it in the preamble to this Agreement.

“Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Pension Plan Asset Transfer Amount” means, in the case of a transfer of assets and liabilities from a Verizon Pension Plan to an Idearc Pension Plan, the amount required to be transferred pursuant to Section 6.3.

“Person” has the meaning ascribed to it in the Distribution Agreement.

“Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to employees, or former employees of the Idearc Group or Verizon, as the case may be.

“PSU” has the meaning ascribed to it in Section 8.3.

“Remaining Option” has the meaning ascribed to it in Section 8.2.

“Represented Employee” means any Idearc Employee whose employment is governed by an Idearc CBA as of the Distribution Date.

“Retained Employee” means any individual who, as of the Close of the Distribution Date, (i) is actively employed by, or on an approved leave of absence or lay-off with right of recall from, a member of the Verizon Group, (ii) had been primarily employed in the Spinco Business and (iii) whose employment Verizon determines, in its sole discretion, shall continue as a Verizon Employee, not as an employee of a member of the Idearc Group. Verizon shall identify each Retained Employee by written notice delivered to Idearc at least five business days prior to the Distribution Date.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“RSU” has the meaning ascribed to it in Section 8.3.

“Sales Commission Program” means the programs listed on Annex C of this Agreement.

“Short Term Incentive Plan” means the Plans listed on Annex D of this Agreement.

“Spinco Business” has the meaning ascribed to it in the Distribution Agreement.

“Split Date” means, with respect to any Idearc Mirror Plan, any date on or prior to the Distribution Date as of which Verizon determines that the corresponding Verizon Plan shall be split into two or more parts for purposes of effecting the establishment of such Idearc Mirror Plans in accordance with this Agreement; provided that the Split Date for the VMPP shall be prior to the Distribution Date. Notwithstanding anything else contained herein to the contrary, except for the immediately preceding sentence, if no such Split Date shall occur prior to the Distribution Date with respect to any Idearc Mirror Plan, the Distribution Date shall be the Split Date for such Mirror Plan.

“Subsidiary” has the meaning ascribed to it in the Distribution Agreement.

“Taxes” has the meaning ascribed to it in the Distribution Agreement.

“Third-Party Claim” has the meaning ascribed to it in the Distribution Agreement.

“Time-Off Benefits” has the meaning ascribed to it in Section 5.7.

“Transition Services Agreement” has the meaning ascribed to it in the Distribution Agreement.

“Transfer Date” has the meaning ascribed to it in Section 2.1(b).

“VEMPP” has the meaning ascribed to it in Section 6.2.

“Verizon” means Verizon Communications Inc.

“Verizon Common Stock” has the meaning ascribed to it in the Distribution Agreement.

“Verizon Employee” means any individual who, at the relevant time, is actively employed by, or on an approved leave of absence or lay-off with right of recall from, a member of the Verizon Group.

“Verizon Group” means Verizon and the Verizon Subsidiaries.

“Verizon Indemnitees” means Verizon, each Affiliate of Verizon immediately after the Contribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Verizon Liabilities” means all Liabilities of Verizon or any of the Verizon Subsidiaries. In no event shall the term Verizon Liabilities include any Liabilities that are transferred from or otherwise cease to be Liabilities of any Verizon Group member or any Verizon Plan pursuant to this Agreement or that are or have become Idearc Liabilities.

“Verizon Pension Plans” mean the VMPP, the VEMPP, the Verizon Pension Plan for New York and New England Associates and the Verizon Pension Plan for Mid-Atlantic Associates, as each such plan is amended from time to time.

“Verizon Plan” means any Plan maintained or sponsored by Verizon or any of its subsidiaries or affiliates (or any of their respective predecessors) at any time on or prior to the Distribution Date for the benefit of any current or former employee of any such person.

“Verizon Pre-Distribution Stock Value” means the closing price per share of Verizon Common Stock trading on the “regular way” basis (based on the reported value inclusive of the right to participate in the distribution) on the Distribution Date.

“Verizon Post-Distribution Stock Value” means the opening price per share of Verizon Common Stock on the first trading day following the Distribution Date; provided that, in no event shall such Verizon Post-Distribution Stock Value be less than the Verizon Pre-Distribution Stock Value.

“Verizon Savings Plans” mean the Verizon Savings Plan for Management Employees, the Savings and Security Plan for New York and New England Associates, and the Savings and Security Plan for Mid-Atlantic Associates, as each such plan is amended from time to time.

“Verizon Share Ratio” means the quotient obtained by dividing the Verizon Pre-Distribution Stock Value by the Verizon Post-Distribution Stock Value.

“Verizon Stock Option” has the meaning ascribed to it in Section 8.2.

“Verizon Subsidiaries” means all direct and indirect Subsidiaries that are, or continue to be, Subsidiaries of Verizon immediately after the Distribution Date. For the avoidance of doubt, for purposes of this Agreement no member of the Idearc Group shall be a Verizon Subsidiary.

“Verizon Trust” has the meaning ascribed to it in Section 6.4(c).

“Verizon Welfare Plans” has the meaning ascribed to it in Section 5.1.

“VIS VMPP DVP” means an individual who as of the Close of the Distribution Date, is neither then actively employed by, nor then on an approved leave of absence or lay-off with right of recall from Verizon Group or Idearc Group; whose last employment has been determined by Verizon to have been with the Spinco Business; who has a deferred vested pension under the VMPP; and who is not eligible for a retirement or early retirement pension under the VMPP. “VIS VMPP DVP” shall also include the beneficiaries and dependents of such an individual.

“VMPP” has the meaning ascribed to it in Section 6.1.

Section 1.2. Capitalized Terms. Any other capitalized term used, but not defined herein, but defined in the Distribution Agreement, shall have the meaning ascribed thereto in the Distribution Agreement.

ARTICLE II.

EMPLOYEES; ASSUMPTION OF LIABILITIES

Section 2.1. Employees.

(a) General. To the extent that any individual identified as an Idearc Employee will not automatically become or continue to be an employee of a member of the Idearc Group as of the Distribution Date, Verizon agrees to cause the employment of such individual to be transferred to a member of the Idearc Group as of the Distribution Date. Notwithstanding the foregoing, Retained Employees shall remain employees of Verizon or another member of the Verizon Group.

(b) Delayed Transfer Employees. Unless Verizon and Idearc shall otherwise agree in a written agreement signed by each party, in the event that such parties agree to transfer the employment of any Verizon Employee to any member of the Idearc Group after the Distribution Date (each, a “Delayed Transfer Employee”), then effective as of the date such individual is hired by any such member of the Idearc Group (the “Transfer Date”), such individual shall become an Idearc Employee and cease to be a Verizon Employee. As of the Transfer Date or such later date as is specified in this Agreement (or such other date as may otherwise be agreed in writing by and between Verizon and Idearc), all Liabilities of the type and nature that would have been transferred to an Idearc Plan or assumed by Idearc had such Delayed Transfer Employee been an Idearc Employee as of the Distribution Date shall be assumed by Idearc or such other member of the Idearc Group it shall designate (the “Designated Idearc Subsidiary”). For purposes of determining the commitments, duties and obligations of the Parties hereunder in respect of any such Delayed Transfer Employee, such Employee’s Transfer Date shall be substituted for the Distribution Date; provided that in no event shall the period of any commitment regarding the benefits to be continued on behalf of such Delayed Transfer Employee continue in effect beyond the date it would otherwise have expired if his or her employment had transferred as of the Distribution Date. Notwithstanding anything else contained herein to the contrary, to the extent that Idearc allocates duties, responsibilities, obligations or Liabilities to a Designated Idearc Subsidiary, Idearc guarantees the performance by such Designated Idearc Subsidiary of such duties, responsibilities and obligations, and guarantees payment in respect of any Liabilities, assigned to such Designated Idearc Subsidiary.

(c) Non-Termination of Employment or Benefits. Except as otherwise expressly provided herein, no provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate any entitlement, to any compensation or benefit whatsoever on the part of any employee employed by any member of the Verizon Group or the Idearc Group. Without limiting the generality of the foregoing, at no time shall the Distribution cause any employee of any member of the Verizon Group or any Idearc Employee to be deemed to have incurred a termination of employment or to have created any entitlement to any severance benefits or the commencement of any other benefits under any Verizon Plan or any of the Individual Agreements.

(d) No Right to Continued Employment. Nothing contained in this Agreement shall confer on any employee of any member of the Verizon Group or any Idearc Employee any right to continued employment. Except as specifically provided otherwise herein, this Agreement shall not limit the ability of the Idearc Group to change, at any time after the Distribution Date and in its sole discretion, an Idearc Employee’s position, compensation or benefits for performance-related, business or any other reasons or require any member of the Idearc Group to continue the employment of an Idearc Employee for any particular period of time after the Distribution Date, provided that Idearc shall bear all liability for any such termination of employment or modification of terms and conditions of employment following the Distribution Date with respect to Idearc Employees.

(e) Compensation and Benefits of Represented Employees. As of the Distribution Date, the compensation, benefits, hours, terms and conditions of employment of Represented Employees shall continue to be determined in accordance with the applicable Idearc CBAs.

Section 2.2. Assumption of Liabilities.

(a) By Idearc. As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Idearc shall or shall cause a Designated Idearc Subsidiary or Idearc Plan to assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all of the following, regardless of when or where such Liabilities arose or arise or are incurred:

(i) all Liabilities to or relating to Idearc Individuals and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from employment with any member of the Verizon Group on or prior to the Distribution Date;

(ii) all Liabilities under any Individual Agreement relating to any Idearc Individual; and

(iii) all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by a member of the Idearc Group or an Idearc Plan pursuant to this Agreement or the Distribution Agreement.

In addition, as of each applicable Transfer Date (or such later date as may be agreed upon by the Parties), Idearc or a Designated Idearc Subsidiary shall assume all of the Liabilities outlined in (i), (ii), and (iii) above with respect to each Delayed Transfer Employee.

(b) By Verizon. Notwithstanding Section 2.2(a), Verizon shall or shall cause the applicable Verizon Plan or Verizon Group member to agree to retain, pay, perform, fulfill and discharge all of the following:

(i) all Liabilities to or relating to Retained Employees and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from former, present, or future employment with the Verizon Group;

(ii) all Liabilities to or relating to VIS VMPP DVPs and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from former, present, or future employment with the Verizon Group;

(iii) all Liabilities with respect to Outstanding Awards; and

(iv) all Liabilities under the EDP or IDP.

Section 2.3. Reimbursement.

(a) By Idearc. From time to time after the Distribution, Idearc shall promptly reimburse Verizon, but in no event more than fifteen business days after delivery by Verizon of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Verizon elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Idearc or any Idearc Designated Subsidiary.

(b) By Verizon. From time to time after the Distribution, Verizon shall promptly reimburse Idearc, but in no event more than fifteen business days after delivery by Idearc of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Idearc elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Verizon.

Section 2.4. Indemnification.

(a) Idearc shall indemnify, defend and hold harmless the Verizon Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the Idearc Group to pay or satisfy any Idearc Liabilities, (ii) any other breach of the duties or obligations of any member of the Idearc Group, as set forth in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements herein not misleading, in each case to the extent relating to the Idearc Group.

(b) Verizon shall indemnify, defend and hold harmless the Idearc Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the Verizon Group to pay or satisfy any Verizon Liabilities (other than Verizon Liabilities which arise due to the failure of any Idearc Group member or any Idearc Plan to satisfy any Idearc Liabilities), (ii) any other breach of the duties and obligations of any member of the Verizon Group, as set forth in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements herein not misleading, in each case except to the extent relating to the Idearc Group.

Section 2.5. Procedures for Indemnification for Third-Party Claims.

(a) Verizon shall, and shall cause the other Verizon Indemnitees to, notify Idearc in writing promptly after learning of any Third-Party Claim for which any Verizon Indemnitee intends to seek indemnification from Idearc under this Agreement. Idearc shall, and shall cause the other Idearc Indemnitees to, notify Verizon in writing promptly after learning of any Third-Party Claim for which any Idearc Indemnitee intends to seek indemnification from Verizon under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article II except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

(b) Except as otherwise provided in paragraph (c) of this Section 2.5, an Indemnifying Party may, by notice to the Indemnitee and to Verizon, if Idearc is the Indemnifying Party, or to the Indemnitee and Idearc, if Verizon is the Indemnifying Party, within thirty (30) days after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of Verizon, if the Indemnitee is a Verizon Indemnitee, or the Indemnitee and of Idearc, if the Indemnitee is an Idearc Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

(c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one such counsel (in addition to local counsel, if any) reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

(d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances; provided, however, (i) if the Indemnitees are individuals, (ii) the claims for which they are seeking indemnification are covered under the Indemnifying Party’s directors and officers liability policy, and (iii) the Indemnifying Party’s insurance carrier has agreed to pay fees and expenses for multiple counsel, then the Indemnifying Party shall pay such fees and expenses.

(e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to such Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

Section 2.6. Reductions for Insurance Proceeds and Other Amounts.

(a) The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article II shall be reduced (retroactively or prospectively) by (i) any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses (net of all costs of recovery, including deductibles, co-payments or other payment obligations) and (ii) any tax benefit actually realized by the Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss or the availability of potential tax benefits shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. The Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Any tax benefit actually received by an Indemnified Party shall be paid over to the Indemnifying Party to the extent such tax benefit relates to an Indemnifiable Loss for which indemnification has already been received. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds, tax benefits or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall promptly pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 2.7. Contribution.

(a) If the indemnification provided for in this Article II is unavailable to, or insufficient to hold harmless, any Indemnitee in respect of any Losses for which indemnification is provided for herein, then the relevant Indemnifying Party shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and such Indemnitee in connection with the circumstances which resulted in such Losses as well as any other relevant equitable considerations.

(b) The relative fault of Verizon and Idearc shall be determined by reference to, among other things, the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Verizon or by Idearc.

(c) Verizon and Idearc agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by any method of allocation which does not take account of the equitable considerations referred to in Section 2.7(b). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnitee and referred to in Sections 2.4(a) and 2.4(b) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnitee in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Section 2.8. Consequential Damages. In no event shall an Indemnifying Party be liable for any Indemnitee’s special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise.

Section 2.9. Joint Defense and Cooperation. With respect to any Third Party Claim in which both Verizon and Idearc are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Verizon and Idearc to a material degree, the Parties shall reasonably cooperate with respect to such Third Party Claim and maintain a joint defense in a manner that will preserve applicable privileges.

ARTICLE III.

COLLECTIVE BARGAINING AGREEMENTS

Section 3.1. Continuity and Performance of Agreements. As of the Distribution Date, the unions representing the employees of any Idearc Subsidiary will continue to represent those employees for purposes of collective bargaining with their respective employers, and the collective bargaining agreements between those Idearc Subsidiaries and the unions representing their employees, which are listed on Annex A (the “Idearc CBAs”), shall remain in effect. Any obligations of any Verizon Group Member under the Idearc CBAs shall be the obligations of and performed by Idearc or a Designated Idearc Subsidiary.

ARTICLE IV.

IDEARC PLANS GENERALLY

Section 4.1. Establishment of Idearc Plans. Idearc shall have adopted, or shall have caused to be adopted, the following Idearc Mirror Plans, effective as of the date specified below: (i) effective as of the Distribution Date, the Idearc Welfare Plans, Idearc Savings Plans and the Idearc Union Pension Plan, and (ii) effective as of the Split Date for such Idearc Mirror Plan, the Idearc Management Pension Plan and the Idearc Excess Pension Plan. Idearc or an Idearc Designated Subsidiary shall become the plan sponsor of, and from and after the date of adoption of each Plan, shall have sole responsibility for each Idearc Mirror Plan. Each Idearc Mirror Plans shall be substantially identical in all material respects to the corresponding Verizon Plans as in effect immediately prior to the adoption of such Idearc Mirror Plan.

Section 4.2. Terms of Participation by Idearc Individuals. Each of the Idearc Mirror Plans shall be, with respect to Idearc Individuals who are participants in such plan, in all respects the successors in interest to and shall recognize all rights and entitlements as of the Close of the Distribution Date or the Split Date, as applicable, under the corresponding Verizon Plan in which such Idearc Individual participated prior to the Distribution Date or the Split Date (or Transfer Date, as the case may be). Verizon and Idearc agree that Idearc Individuals are not entitled to receive duplicative benefits from the Verizon Plans and the Idearc Plans.

With respect to Idearc Individuals, each Idearc Mirror Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Close of the Distribution Date, were recognized under the corresponding Verizon Plan (for periods immediately before the Close of the Distribution Date or the Split Date, as the case may be) shall receive full recognition, credit, and validity and be taken into account under such Idearc Mirror Plan to the same extent as though arising under such Idearc Mirror Plan, except to the extent that duplication of benefits would result. All beneficiary designations made by Idearc Individuals under the corresponding Verizon Plan shall be transferred to and be in full force and effect under the corresponding Idearc Mirror Plans until such beneficiary designations are replaced or revoked by the Idearc Individual who made the beneficiary designation.

Notwithstanding the foregoing in this Section 4.2, nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude Idearc (or, as applicable, any member of the Idearc Group) from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Idearc Plan; any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Idearc Plan.

Section 4.3. Transition Services. Verizon shall provide transition services to Idearc Group with respect to the Idearc Mirror Plans and the Idearc Employees in accordance with the Transition Services Agreement.

ARTICLE V.

HEALTH AND WELFARE

Section 5.1. Assumption of Health and Welfare Plans.

(a) Verizon or one or more of its subsidiaries maintain health and welfare plans for the benefit of eligible Verizon Employees and certain Former VIS Employees including Former VIS Employees who have retired as of the Distribution Date (the “Verizon Welfare Plans”). As of the Distribution Date, each person who is an Idearc Individual on such date shall cease to be covered under the Verizon Welfare Plans.

(b) Immediately after the Distribution Date, all Liabilities in respect of or relating to such Idearc Individuals under the Verizon Welfare Plans shall cease to be Liabilities of any member of the Verizon Group or the Verizon Welfare Plans and any and all such Liabilities shall be assumed by Idearc or a Designated Idearc Subsidiary and the Idearc Welfare Plans.

(c) Except for the FRP account balances described in Section 5.2(c), nothing in this Agreement shall require Verizon, any Verizon Group member or any Verizon Welfare Plan to transfer assets or reserves with respect to the Verizon Welfare Plans to Idearc, any Idearc Group member or the Idearc Welfare Plans.

Section 5.2. Adoption of Health and Welfare Plans.

(a) Effective as of the Close of the Distribution Date, Idearc shall adopt or shall cause to be adopted for the benefit of eligible Idearc Individuals, health and welfare plans, including plans providing (i) executive life insurance and (ii) active and post-retirement health, dental and life insurance benefits (the “Idearc Welfare Plans”) that are substantially the same as the benefits provided under the corresponding Verizon Welfare Plan in which such individuals participate immediately prior to the Distribution Date (or, if applicable, the appropriate Transfer Date).

(b) Terms of Participation in Idearc Welfare Plans. Idearc shall cause the Idearc Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such Idearc Individuals other than such limitations, exclusions, and conditions that were in effect with respect to Idearc Individuals as of the Distribution Date, in each case under the corresponding Verizon Welfare Plan and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Idearc Individuals under the corresponding Verizon Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Verizon Welfare Plan for calendar year 2006.

(c) Transfer of FRP Assets. Verizon will make available to Idearc, not less than five calendar days prior to the Distribution, a list of individuals who will become Idearc Employees or Former VIS Employees as of the Distribution Date and who are participants in the FRP (including those participating pursuant to an election under COBRA, the “FRP Participants”), together with the elections made prior to the Distribution Date with respect to such accounts through the Distribution Date.

(i) Idearc shall take all actions necessary and legally permissible to ensure that as of the Distribution Date, it includes the FRP Participants in any Idearc Plan that constitutes a Code Section 125 plan and any flexible spending arrangements thereunder (the “Idearc FSA”). Idearc shall further take all actions necessary and legally permissible to amend the Idearc FSA to provide that as of the Distribution Date and for the plan year in which the Distribution Date occurs, but not for any specific time thereafter, (A) the FRP Participants shall become participants in the Idearc FSA as of the beginning of the FRP’s plan year and at the level of coverage provided under the FRP; (B) the FRP Participants’ salary reduction elections shall be taken into account for the remainder of the Idearc FSA plan year as if made under the Idearc FSA; and (C) the Idearc FSA shall reimburse medical expenses incurred by the FRP Participants at any time during the FRP’s plan year (including claims incurred prior to the Closing Date but unpaid prior to the Closing Date), up to the amount of the FRP Participants’ election and reduced by amounts previously reimbursed by the FRP.

(ii) Verizon shall take all actions necessary and legally permissible to amend the FRP to provide that the FRP Participants shall cease to be eligible for reimbursements from the FRP as of the Distribution Date.

(iii) As soon as practicable following the Distribution Date, Verizon shall transfer to Idearc and Idearc agrees to accept, those amounts which represent the debit and credit balances under the FRP of the FRP Participants, and the transfer of such amounts shall take into account on a net basis participants’ payroll deductions and claims paid through the Distribution Date. Verizon represents and covenants that as of the Distribution Date it has properly withheld from the pay of applicable FRP Participants all amounts in accordance with their FRP elections.

Section 5.3. COBRA and HIPAA. As of the Close of the Distribution Date, Idearc shall be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to Idearc Individuals and any of their dependents having rights derived from such Idearc Individuals for the period after the Close of the Distribution Date. Idearc shall assume or shall cause an Idearc Designated Subsidiary to assume any Liabilities of Verizon and the

Verizon Plans to provide COBRA coverage to any Idearc Individual and any of their dependents who incurred a qualifying event under COBRA on or prior to the Distribution Date and who is still eligible to receive such continuing coverage as of or after the Distribution Date.

Section 5.4. Workers’ Compensation Claims. Effective as of the Distribution Date, Idearc shall assume all Liabilities for Idearc Individuals related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia and Idearc or otherwise, shall be fully responsible for the administration of all such claims; provided that Verizon shall either (i) transfer to or cause to be transferred or allocated for the benefit of Idearc, a Designated Idearc Subsidiary or Idearc Individuals an amount equal to the value of any assets (as determined by Verizon in its sole discretion) set aside by Verizon prior to the Distribution Date (including any reserves established under any contract providing coverage against any such claims) for the payment of, or to meet the obligations in respect of, any such workers’ compensation benefits or obligations in respect of such Idearc Individuals or (ii) represent in writing to Idearc that no such assets have been set aside. If Idearc is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Verizon shall retain such Liabilities and Idearc shall reimburse and otherwise fully indemnify Verizon for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. All reimbursement amounts shall be paid in accordance with the procedure set forth in Section 2.3.

Section 5.5. Leave of Absence Programs. Idearc shall be responsible for the administration and compliance of all leaves of absences and related programs (including compliance with the Family and Medical Leave Act) affecting Idearc Individuals for the period after the Close of the Distribution Date.

Section 5.6. Time-Off Benefits. The Idearc Group shall credit each Idearc Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits (together the “Time-Off Benefits”) as such individual had with the Verizon Group as of the Distribution Date and shall provide such individuals with the same rights, benefits, and entitlements in respect to such Time-Off Benefits as they were entitled to from the Verizon Group as of the Distribution Date or Transfer Date, as the case may be.

ARTICLE VI.

PENSION PLANS

Section 6.1. Split of Verizon Plans. Prior to the Distribution Date and on such Split Date as Verizon shall determine, Verizon shall (i) split the Verizon Management

Pension Plan (“VMPP”) into two separate stand alone plans, one of which (the “Idearc Management Pension Plan”) shall be for the benefits of those individuals who are participants in the VMPP and who become or are expected to become Idearc Individuals as of the Distribution Date and (ii) split the Verizon Excess Pension Plan (the “Excess Plan”) into two separate stand alone plans, one of which (the “Idearc Excess Pension Plan”) shall be for the benefits of those individuals who are participants in the Excess Plan and who become or are expected to become Idearc Individuals as of the Distribution Date.

Section 6.2. Establishment of Pension Plans and Trusts.

(a) Idearc Management Pension Plan and Excess Plan. Effective as of the Split Date, Idearc shall assume sponsorship of and adopt the Idearc Management Pension Plan and the Idearc Excess Pension Plan. Effective as of the Distribution Date, Idearc or a Designated Idearc Subsidiary shall assume sponsorship of and adopt the Idearc Trust.

Idearc shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to maintain and administer the Idearc Management Pension Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.

(b) Idearc Union Pension Plan and Trust. Effective as of the Distribution Date, Idearc or a Designated Idearc Subsidiary shall establish a defined benefit pension plan (the “Idearc Union Pension Plan”) and related trust to provide retirement benefits to Idearc Individuals who are Represented Employees or Former VIS Employees who were union represented and, in either case, as of the Distribution Date participate in the Verizon Enterprises Management Pension Plan (the “VEMPP”), the Verizon Pension Plan for New York and New England Associates or the Verizon Pension Plan for Mid-Atlantic Associates. A Former VIS Employee who is a participant in the VEMPP as of the Distribution Date shall be considered union represented only if the employee was union represented on the date the employee terminated employment and became a Former VIS Employee.

Idearc shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the Idearc Union Pension Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.

Section 6.3. Assumption of Pension Plan Liabilities and Allocation of Interests in the Verizon Pension Trusts.

(a) Assumption of Liabilities by Idearc Pension Plan. Subject to completion of the Pension Plan Asset Allocation specified below, effective as of the Split Date or the Distribution Date, as the case may be, all Liabilities to or relating to persons who are

Idearc Individuals on such Distribution Date or Split Date, as the case may be, under the Verizon Pension Plans shall cease to be Liabilities of the Verizon Pension Plans and shall be assumed in full and in all respects by the corresponding Idearc Pension Plan. The “corresponding” plan shall be: (i) the Idearc Union Pension Plan with respect to participants in the Verizon Pension Plan for New York and New England Associates and the Verizon Pension Plan for Mid-Atlantic Associates; (ii) the Idearc Management Pension Plan with respect to participants in the VMPP; and (iii) either the Idearc Union Pension Plan or the Idearc Management Pension Plan with respect to participants in the VEMPP, with such determination being based on employment status (management or union-represented) as of the Distribution Date for Idearc Employees and employment status at termination of employment (management or union-represented) for Former VIS Employees. Effective as of the Split Date all Liabilities to or relating to persons who are Idearc Individuals on such Split Date under the Excess Plan shall cease to be Liabilities of the Excess Plan and shall be assumed in full and in all respects by the Idearc Excess Pension Plan. Idearc shall be solely responsible for all ongoing rights of or relating to Idearc Individuals for future participation in the Idearc Pension Plans and the Idearc Excess Pension Plan.

(b) Calculation of Pension Plan Asset Allocation. As soon as practicable after the Split Date, Verizon’s actuary shall calculate and certify the Pension Plan Asset Transfer Amount for each Idearc Pension Plan as of the close of business of the day immediately preceding the Split Date for the Idearc Management Pension Plan and the close of business as of the Distribution Date for the Idearc Union Pension Plan. Such amount shall be the amount required to be transferred by Section 414(1) of the Code and the regulations thereunder for all Idearc Individuals whose accrued benefits are transferred to an Idearc Pension Plan pursuant to subsection (a) of this Section 6.3, determined using the actuarial factors and assumptions set forth on Schedule 6.3(b). Within ten (10) days after the date Verizon certifies to Idearc the Pension Plan Asset Transfer Amount for each Idearc Pension Plan, Verizon’s actuary shall provide Idearc’s actuary with a computer file containing the employee data and other information needed to calculate the Pension Plan Asset Transfer Amount. If Idearc’s actuary disagrees with the determination of a Pension Plan Asset Transfer Amount, Idearc may, within thirty (30) days after receipt of such computer file from Verizon, deliver a written notice to Verizon disagreeing with such calculation and setting forth Idearc’s calculation of the Pension Plan Asset Transfer Amount. The Parties shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Pension Plan Asset Transfer Amount, which amount shall not be more than the amount thereof shown in the calculations of Idearc’s actuary nor less than the amount shown in the calculations of Verizon’s actuary. If the two actuaries are unable to agree on the amount of the Pension Plan Asset Transfer Amount during such fifteen (15)-day period, the Parties shall jointly select an independent third actuary with whom none of the parties have a material relationship, whose determination shall be binding on the Parties. The third actuary shall be directed to render a calculation of the Pension Plan Asset Transfer Amount in accordance with the provisions of this Agreement as promptly as practicable. Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one-half by Verizon and one-half by Idearc.

(c) Transfer of Assets to Idearc Pension Trusts.

(i) As soon as practicable after and effective as of the Distribution Date, Verizon shall cause to be transferred from the master trust established under the Verizon Pension Plans (the “Verizon Trust”) to the master trust established in respect of the Idearc Pension Plans (the “Idearc Trust”), an initial amount of assets (the “Initial Asset Transfer”). The amount of the Initial Asset Transfer shall be equal to 90% of the amount the enrolled actuary for such Verizon Plan determines in good faith to be the approximate Pension Plan Asset Transfer Amount as of the date of the Initial Asset Transfer.

(ii) As soon as practicable after the final calculation of each Idearc Plan’s Pension Plan Asset Transfer Amount pursuant to Section 6.3(b), if such amount exceeds the Initial Asset Transfer, Verizon will cause the applicable Verizon Trust to transfer to the corresponding Idearc Trust (the “Final Asset Transfer”) assets in an amount equal to the Pension Plan Asset Transfer Amount with respect to such Idearc Plan less the sum of (A) the Initial Asset Transfer and (B) the aggregate amount of benefit payments (the “Benefit Payments”) made by the Verizon Pension Plan in respect of Idearc Individuals from and after the Distribution Date. The amount determined under the preceding sentence shall be increased or decreased, as the case may be, by the investment return on the applicable amount determined in accordance with the Letter of Direction attached hereto as Annex B. If the sum of the Initial Asset Transfer plus the Benefit Payments exceeds the Pension Plan Asset Transfer Amount for an Idearc Pension Plan, then the portion of the Idearc Trust relating to such plan shall return such excess, increased or decreased by the investment return determined in accordance with the Letter of Direction attached hereto as Exhibit A from the date of the Initial Asset Transfer (or the date of the Benefit Payment, as the case may be) to the date of return, to the portion of the Verizon Trust relating to the corresponding Verizon Pension Plan.

(iii) The applicable investment return under subsection (c)(ii) above and the identification of the types of assets (cash and/or other in-kind assets) to be transferred from the Verizon Trust to the Idearc Trust in either the Initial Asset Transfer or the Final Asset Transfer shall be determined in accordance with the Letter of Direction attached hereto as Exhibit A.

(iv) Under no circumstances shall Verizon or any Verizon Pension Plan be liable to transfer any additional amount to Idearc or any Idearc Pension Plan or any other Person or Governmental Authority in respect of the Liabilities transferred to the Idearc Pension Plans pursuant to Section 6.3(a), including, but not limited to, any circumstance under which any Person or Governmental Authority states a claim to some portion or all of any Pension Plan Asset Transfer Amount. Under no circumstances shall Verizon or the Excess Plan be liable to transfer any amount to Idearc or the Idearc Excess Pension Plan or any other Person or Governmental Authority in respect of the Liabilities transferred to the Idearc Excess Pension Plan pursuant to Section 6.3(a).

Section 6.4. Continuation of Elections. As of the Split Date or the Distribution Date, as the case may be, Idearc shall cause the Idearc Pension Plans and the Idearc Excess Pension Plan to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding Verizon Pension Plan or Excess Plan, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable law.

ARTICLE VII.

SAVINGS PLANS

Section 7.1. Establishment of the Idearc Savings Plan. Effective as of the Distribution Date, Idearc shall establish, or cause to be established, three defined contribution plans and trusts for the benefit of Idearc Individuals (the “Idearc Savings Plans”) that are substantially similar to the Verizon Savings Plans, so that each Verizon Savings Plan shall have one and only one corresponding Idearc Savings Plan. Idearc shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the Idearc Savings Plans so that each qualifies under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code.

Section 7.2. Assumption of Liabilities and Transfer of Assets.

(a) Effective as of the Distribution Date, but subject to the asset transfer specified in Section 7.2(b) below, each Idearc Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Idearc Individuals under the applicable Verizon Savings Plan. Idearc shall be solely responsible for all ongoing rights of or relating to Idearc Individuals for future participation (including the right to make contributions through payroll deductions) in the Idearc Savings Plans.

(b) Effective as of the Distribution Date, Verizon shall cause the account balances (including any outstanding loan balances) in the applicable Verizon Savings

Plan attributable to Idearc Individuals to be transferred in cash and in-kind (including, but not limited to, participant loans and company stock), to the corresponding Idearc Savings Plan, and Idearc shall cause each Idearc Savings Plan to accept such transfer or accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the Verizon Savings Plans relating to the accounts of Idearc Individuals (to the extent those assets related to those accounts are actually transferred from a Verizon Savings Plan). The transfer shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA.

ARTICLE VIII.

EQUITY BASED INCENTIVE AWARDS

Section 8.1. General Treatment of Outstanding Awards. Generally, Verizon shall retain all Liabilities in respect of all stock based incentive compensation awards granted to Idearc Individuals that are not part of any employee pension benefit plan within the meaning of Section 3(3) of ERISA and that are outstanding as of the Distribution Date (the “Outstanding Awards”).

Section 8.2. Outstanding Options. Each Outstanding Award that is an option in respect of Verizon Common Stock granted under a Verizon Plan that is held by an Idearc Individual as of the Distribution Date (each, an “Original Option”) shall remain an option in respect of Verizon Common Stock subject to a Verizon Plan (each, a “Remaining Option”). Subject to any limitation required to comply with the provisions of Section 409A of the Code, each Remaining Option held by any person who is or becomes an Idearc Employee on the Distribution Date shall vest and become immediately exercisable upon the Distribution Date, and will remain exercisable until the earlier of (i) 5 years following the Distribution Date or (ii) the expiration of the stated term of the Original Option. The exercise price and number of shares subject to each Remaining Option shall be adjusted pursuant to the terms of the applicable Verizon Plan but in a manner consistent with the requirements of Section 424 of the Code. As a result, the Remaining Option shall be adjusted in accordance with clauses (A) and (B) below (to be interpreted and applied in such a way as to minimize any adverse consequences from any possible application of FAS 123R and Section 409A of the Code to such conversions):

(a) the number of shares of Verizon Common Stock subject to such Remaining Option shall be equal to the product of (x) the number of shares of Verizon Common Stock subject to the corresponding Original Option immediately prior to the Distribution Date and (y) the Verizon Share Ratio, with fractional shares rounded down to the nearest whole share and

(b) the per-share exercise price of such Remaining Option shall be equal to the product of (x) the per-share exercise price of the corresponding

Original Option immediately prior to the Distribution Date and (y) the Verizon Share Ratio, rounded up to the nearest whole cent.

Section 8.3. Treatment of Outstanding Verizon RSU and PSU Awards.

(a) Generally. Each individual who holds an Outstanding Award that is a restricted stock unit (each, an “RSU”) or a Performance Share Unit (each, a “PSU”) that relates to Verizon Common Stock and that was granted under a Verizon Plan, shall continue to hold such RSU or PSU after the Distribution Date under such Verizon Plan, provided that with respect to each such outstanding award, there shall be credited on behalf of each holder thereof a dividend equivalent amount equal to the opening cash value, on the day following the completion of the Distribution, of the number of shares of Idearc Common Stock that would have been distributed to such holders had each such RSU or PSU award been outstanding shares of Verizon Common Stock.

(b) Deferral Elections. Each and every deferral election made by any Idearc Employee with respect to any RSU or PSU shall be cancelled in order to avoid any potential adverse taxation to the recipient thereof under Section 409A of the Code.

(c) Performance Conditions/Board Approval. Notwithstanding anything else contained herein to the contrary, nothing in this Section 8 shall be construed or interpreted to modify, waive, eliminate or otherwise alter any performance conditions required to be satisfied for an Idearc Employee or employee of any member of the Verizon Group to become vested in any Outstanding Award (including, but not limited to, any PSU). Moreover, any requirement for approval by the Verizon Board or a duly authorized committee thereof of the level of achievement against any such performance restrictions applicable to such Outstanding Award shall continue to apply on the same basis as they did prior to the Distribution Date.

(d) Vesting of PSUs. If the Distribution Date occurs on or prior to December 31, 2006, the 2004 PSUs held by Idearc Employees will vest on a pro-rated basis based on the ratio of the period of the recipient’s employment with Verizon through the Distribution Date to the 36-month period ending December 31, 2006. If the Distribution Date occurs after December 31, 2006, the 2004 PSU award will be payable in accordance with its terms, without regard to the spin-off of Idearc. In either case, any payment in respect of the 2004 PSU award will be made in the ordinary course during the first 75 days of the first quarter of 2007.

Any 2005 PSU or any Restricted Stock Unit granted by Verizon in the 2005 calendar year that is held by an Idearc Employee on the Distribution Date shall immediately vest in full on the Distribution Date, and any 2006 PSU or any Restricted Stock Unit granted by Verizon in the 2006 calendar year that is held by an Idearc Employee shall immediately vest in full on the Distribution Date, subject, if applicable, to the achievement of any applicable performance criteria and the approval thereof by the

Verizon Board or a duly authorized committee thereof. Each such award will be paid in the ordinary course during the first 75 days of the first quarter of the calendar year next following the end of the applicable performance period for which, and subject to the extent to which, it is earned.

Any Outstanding Award that is a chairman’s award will be treated in substantially the same manner and subject to substantially the same conditions outlined above with respect to annual RSU grants (that is, each such chairman’s award will be appropriately adjusted to reflect the distribution of Idearc, will be deemed immediately vested on the Distribution Date and will be paid promptly on the regularly scheduled payment date).

ARTICLE IX.

SHORT TERM INCENTIVES AND

SALES COMMISSION PROGRAMS

Section 9.1. Incentive and Commission Plans. All Liabilities relating to Idearc Individuals under each Short Term Incentive Plan or Sales Commission Plan shall cease to be Liabilities of the Verizon Group and shall be assumed in full and in all respects by Idearc, as of the Distribution Date. If the Distribution Date occurs prior to December 31, 2006, Idearc Group shall continue each Short Term Incentive Plan and each Sales Commission Plan in effect as of the Distribution Date, until December 31, 2006.

ARTICLE X.

DEFERRED COMPENSATION PLANS

Section 10.1. Generally. Verizon shall retain all Liabilities for any benefits accrued by Idearc Individuals under the EDP and IDP.

Section 10.2. Vesting and Payout of Balances. All unvested account balances under the EDP and IDP shall vest upon the Distribution Date. For purposes of the EDP and IDP only, the Distribution Date shall be considered a separation event and a termination of employment from the Verizon Group. Any Idearc Employee who elected to receive a payout of an account balance upon a termination of employment, shall be paid out such account in accordance with the terms of the relevant plan. Notwithstanding the foregoing, any and all distributions from the EDP and IDP shall, to the extent applicable, be administered in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE XI.

CERTAIN TAX MATTERS

Section 11.1. Certain Tax Matters. Verizon and Idearc hereby agree that, for purposes of social security, unemployment and other U.S. payroll taxes and to the extent legally permissible, Idearc shall be treated as a successor employer with respect to each Idearc Individual in the calendar year that contains the Effective Date. In connection with the foregoing, the parties agree to follow the “Alternative Procedures” set forth in Section 5 of Revenue Procedure 2004-53. The parties understand and agree that Idearc, as the successor employer, shall assume the entire Form W-2 reporting obligations for such Idearc Employees for the calendar year that contains the Effective Date, provided that Verizon shall provide reasonable assistance to Idearc in completing such reporting obligations.

ARTICLE XII.

GENERAL AND ADMINISTRATIVE

Section 12.1. Sharing of Information. Subject to any consents required or any other restrictions imposed at law, Idearc and Verizon shall each provide to the other Party and its agents and vendors all information as the other Party may reasonably request to enable the requesting party to administer efficiently and accurately each of its Plans and to determine the scope of, and to fulfill, its obligations under this Agreement. Any information shared or exchange pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in the Distribution Agreement.

Section 12.2. Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including without limitation, adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities.

Section 12.3. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non routine or unreasonable expense or liability or the waiver of any right.

Section 12.4. Survival. This Agreement shall survive the Distribution Date.

Section 12.5. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

Section 12.6. No Third Party Beneficiary.

(a) Nothing in this Agreement shall confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(b) Nothing in this Agreement shall create any right of any Person to object or to refuse to assent to Idearc’s assumption of, succession to or creation of any Individual Agreement, or other agreement or plan, program or arrangement relating to employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c) Nothing in this Agreement shall amend or shall be construed to amend any plan, program or arrangement described in or contemplated by this Agreement.

Section 12.7. Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier services (costs prepaid); (b) sent by facsimile with conformation or transmission; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person designated below (or to such other address, facsimile number or person as a party may designate by notice to the other Parties:

(a) If to Verizon, to:

Verizon

140 West Street, 29th Floor

New York, NY 10007

Attn: EVP Human Resources

Fax # 908-766-3847

With Copies to:

Verizon

One Verizon Way, Building 5

Basking Ridge, NJ 07920

Attn: Vice President and Associate General Counsel – Benefits

Fax # (908) 630-0340

And

Verizon

One Verizon Way, VC54S404

Basking Ridge, NJ 07920

Attn: Philip Marx

Fax # 908-696-2067

And

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022-3902

Attn: Lawrence Cagney

Fax # 212-909-6836

(b)	If to Idearc, to:

Idearc Media Corp.

2200 West Airfield Drive

DFW Airport, TX 75261

Attn: William G. Mundy

Fax # 972-453-6829

With copies to:

Fulbright & Jaworski, LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Attn: Glen Hettinger

Fax # 214-855-8200

Section 12.8. Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

Section 12.9. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, after the Distribution, the parties shall be entitled to specific performance of the terms hereof to the extent such terms impose obligations that are to be performed after the Distribution, in addition to any other remedy at law or in equity.

Section 12.11. No Assignment; No Amendment; Counterparts. This Agreement may not be assigned by either Party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Verizon and Idearc. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused its dully authorized officer to execute this Agreement, as of the date first written above.

VERIZON COMMUNICATIONS INC.

/s/ John W. Diercksen
By:	John W. Diercksen
Its:	Executive Vice President

IDEARC INC.

/s/ Katherine J. Harless
By:	Katherine J. Harless
Its:	President